                                                                 Exhibit (a) (1)

                                 BILLSERV, INC.

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
           GRANTED TO ELIGIBLE EMPLOYEES UNDER BILLSERV, INC.'S 1999
                EMPLOYEE COMPREHENSIVE STOCK PLAN AND TO ELIGIBLE
           DIRECTORS UNDER BILLSERV, INC.'S 1999 NON-EMPLOYEE DIRECTOR
                 PLAN HAVING AN EXERCISE PRICE OF $4.00 OR MORE

                                 FOR NEW OPTIONS

                         THE OFFER AND WITHDRAWAL RIGHTS
               EXPIRE AT 5:00 P.M., CENTRAL TIME ON JUNE 11, 2002,
                 UNLESS THE OFFER IS EXTENDED BY BILLSERV, INC.

      Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                                 Billserv, Inc.
                       Attention: Option Exchange Program
                             c/o Marshall N. Millard
              Senior Vice President, General Counsel and Secretary
                        211 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 402-5030

                                  May 10, 2002

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET..........................................................  4

QUESTIONS AND ANSWERS....................................................... 10

THE OFFER TO EXCHANGE....................................................... 22

   1. Eligible Options; Eligible Employees and Eligible Directors;
      Expiration Date....................................................... 22

   2. Purpose of the Offer.................................................. 23

   3. Procedures for Tendering Eligible Options............................. 24

   4. Withdrawal Rights..................................................... 25

   5. Acceptance of Eligible Options for Exchange

      and Issuance of New Options........................................... 26

   6. Conditions of the Offer............................................... 27

   7. Price Range of Common Stock Underlying

      the Eligible Options.................................................. 29

   8. Source and Amount of Consideration; Terms of
      New Options........................................................... 30

   9. Information Concerning Billserv, Inc.................................. 35

  10. Interests of Directors and Officers; Transactions
      and Arrangements Concerning the Options and Our
      Common Shares......................................................... 35

  11. Status of Eligible Options Acquired by Us in the Offer;
      Accounting Consequences of the Offer.................................. 36

  12. Legal Matters; Regulatory Approvals................................... 37

  13. Material U.S. Federal Income Tax Consequences......................... 37

  14. Extension Of Offer; Termination; Amendment............................ 38

  15. Fees And Expenses..................................................... 39

  16. Additional Information................................................ 39

  17. Forward Looking Statements............................................ 41

  18. Miscellaneous......................................................... 41

SCHEDULE A Information Concerning The Directors and Board
  Appointed Officers of Billserv, Inc....................................... 43

EXHIBIT 1  Form of Acceptance Letter........................................ 44

EXHIBIT 2  Form of Withdrawal Letter........................................ 51

                                 BILLSERV, INC.

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
           GRANTED TO ELIGIBLE EMPLOYEES UNDER BILLSERV, INC.'S 1999
                EMPLOYEE COMPREHENSIVE STOCK PLAN AND TO ELIGIBLE
           DIRECTORS UNDER BILLSERV, INC.'S 1999 NON-EMPLOYEE DIRECTOR
                 PLAN HAVING AN EXERCISE PRICE OF $4.00 OR MORE
                                 FOR NEW OPTIONS

                         THE OFFER AND WITHDRAWAL RIGHTS
               EXPIRE AT 5:00 P.M., CENTRAL TIME ON JUNE 11, 2002,
                 UNLESS THE OFFER IS EXTENDED BY BILLSERV, INC.

      Billserv, Inc., which we refer to as "we," "the company" or "Billserv," is offering eligible employees and eligible directors the opportunity to exchange all eligible options for new options that we will grant under our option plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and acceptance letter (which together, as they may be amended from time to time, constitute the "offer").

                               SUMMARY TERM SHEET

      The following is a summary of the material terms of the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying acceptance letter attached to the end of this document because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the acceptance letter. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

o Offer. Billserv is offering eligible employees and eligible directors the opportunity to exchange all, but not less than all, of the eligible options held by an eligible employee or an eligible director for new options to be granted under Billserv's 1999 Employee Comprehensive Stock Plan or Billserv's 1999 Non-Employee Director Plan.

o All Eligible Options Must Be Tendered. To participate in the offer, an eligible employee or eligible director must tender all of his or her eligible options for cancellation. This means that an eligible employee or eligible director may not tender some of his or her eligible options for cancellation and retain some eligible options; if an eligible employee or eligible director wishes to tender any of his or her eligible options, the eligible employee or eligible director must tender all of his or her eligible options. (Section 1)

o Eligible Employees. "Eligible employees" are all employees of Billserv who were actively employed or on an authorized leave of absence on May 10, 2002 and on the date the offer expires. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

            --    receives a notice of involuntary termination from Billserv;

            --    resigns or gives notice of resignation from such employment;

            --    retires or elects to retire from such employment; or

            --    enters into an agreement with Billserv with respect to such employee's resignation or retirement. (Section 1)

o Eligible Directors. "Eligible Directors" are all non-employee directors of Billserv who were directors of Billserv on May 10, 2002 and on the date the offer expires. (Section 1)

o Eligible Options. "Eligible options" are all currently outstanding options to purchase common shares that were granted under Billserv, Inc.'s 1999 Employee Comprehensive Stock Plan or Billserv, Inc.'s 1999 Non-Employee Director Plan (together, the "option plans") having an exercise price of $4.00 or more. (Section 1)

o Offer To Exchange Eligible Options for New Options. We will grant new options to those eligible employees and eligible directors who elect to participate in this offer, subject to the terms and conditions explained in the offer to exchange. We will grant one new option for every eligible option cancelled in the offer. However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee or eligible director to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant. (Section 1)

o Eligibility Requirements for New Options. To be entitled to a grant of new options, an eligible employee must meet all of the following conditions:

            --    He or she must be continuously and actively employed by
            Billserv or on an authorized leave of absence from such employment on the date he or she tenders eligible options for exchange to the date of grant of the new options; and

            --    He or she must be actively employed by Billserv on the date of grant of the new options or, if he or she is on an authorized leave of absence on the date of grant of the new options, he or she must return to such active employment before February 1, 2003; and

            --    Prior to the date of grant of the new options, he or she must not have:

                  +     received a notice of involuntary termination from
                  Billserv; or

                  +     elected to retire or entered into an agreement with
                  Billserv to retire.

To be entitled to a grant of new options, an eligible director must have been a non-employee director of Billserv on the date he or she tenders eligible options for exchange to the date of grant of the new options and he or she must be a non-employee director of Billserv on the date of grant of the new options.

      (Sections 1 and 5)

o Grant Date of New Options. We expect to grant the new options on or about December 12, 2002 to eligible employees who are actively employed on that grant date and to eligible directors who are non-employee directors of Billserv on that grant date. However, if the expiration date of the offer is extended by us, the date of grant for the new options may also be extended. As noted below, the grant of new options to an eligible employee who is on an authorized leave of absence on the new option grant date and who returns to active employment before February 1, 2003 will be deferred until after such eligible employee returns to active employment. (Sections 1, 5 and 11)

o New Option Grant Date for Eligible Employees On An Authorized Leave of Absence. If you are an eligible employee on an authorized leave of absence on the new option grant date, you will be entitled to a grant of new options only if you return to active employment with Billserv before February 1, 2003. In that event, you will receive a grant of new options within sixty (60) days of the date you return to active employment. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of one of our common shares on the date of grant of the new options (determined in accordance with and subject to the terms of the option plans). (Sections 1 and 5)

o Material Terms Of New Options. The new options will be granted under the same option plan that the related eligible options were granted and we will issue a new option instrument of grant evidencing the new option grant. The new options will have the same terms and conditions as the related eligible options cancelled in the offer, except for the following:

            --    Exercise Price. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of one of our common shares on the date of grant of the new options (except as noted below), determined in accordance with the terms of the option plans.

            --    Three Month Exercise Period after Termination of Employment.
            The new options will have a term of ten years from the new option grant date. However, as with the cancelled eligible options, the new options are subject to earlier termination in the event of the death of an eligible director or the termination of an eligible employee's employment. In accordance with the terms of the 1999 Employee Comprehensive Stock Plan, all of the eligible employee's new options will remain exercisable for a period of three months following a termination of employment (other than termination that is for cause or that is voluntary on the part of the employee) or possibly longer in certain circumstances such as death or disability.

            --    Vesting Schedule. The new options will vest over an eighteen
            (18) month period beginning on the new option grant date. The first vest date will be six (6) months after the new option grant date, when one-third (33 1/3%) of each new option will become vested and exercisable. The second vest date will be six (6) months after the first vest date, also for one-third (33 1/3%) of each new option. The third and final vest date will be six (6) months after the second vest date, when the remaining one-third (33 1/3%) of each new option will vest. Each new option will have a term that expires ten years after the new option grant date. (Sections 5 and 8)

o Eligible Employees or Eligible Directors Who Die After the Expiration Date Of The Offer And Prior To The New Option Grant Date. If, after the expiration date of the offer and prior to the new option grant date, you die and, therefore, you are not entitled to a grant of new options, Billserv will attempt to restore your estate or other designated beneficiary to substantially the same position your estate or beneficiary would have been in with respect to your eligible options had you not participated in this offer, in such manner as Billserv determines, in its sole discretion, is appropriate and in compliance with the securities laws of the United States.

o Effect on Eligible Options That Are Not Tendered. If you choose not to tender all of your eligible options for exchange or if we do not accept tendered options for exchange or, if having tendered, you withdraw prior to the expiration date, your eligible options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer. (Sections 1 and 5)

o Options Not Eligible For The Offer To Exchange. The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms. (Section 8)

o Conditions To The Offer. This offer is subject to conditions that we describe in section 6 of this offer to exchange. (Section 6)

o Recent Trading Prices For Our Common Shares. Our common shares are listed for trading on The Nasdaq National Market under the symbol "BLLS." On May 7, 2002, the last reported sales price for our common shares on The Nasdaq National Market was $1.16 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. (Section 7)

o No Recommendation. Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender your eligible options.

o How To Obtain More Information. You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the acceptance letter to Billserv, Inc., Attention: Stock Option Exchange Program, c/o Marshall Millard, 211 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232; telephone: 210-402-5030.

                                    IMPORTANT

o How To Participate; How To Accept The Offer. To participate and accept the offer to exchange your eligible options for new options, you must be an eligible employee or an eligible director and you must "tender" all of your eligible options for exchange. If you wish to tender your eligible options for exchange, you must deliver, by hand delivery if you are employed by Billserv in San Antonio, Texas, and by fax or hand delivery if you are an eligible director or you are employed by Billserv anywhere else, the signature page of the acceptance letter, properly completed and signed (using the form of letter attached to the end of this document), to us at Billserv, Inc., Attention: Option Exchange Program, c/o Marshall N. Millard, 211 N. Loop 1604 East, Suite 100, San Antonio, Texas, 78232; facsimile: 210-402-5155. We cannot accept the acceptance letter by e-mail. (Section 3)

o Withdrawal Of Election. You can withdraw your election to tender eligible options by delivering, by hand delivery if you are employed by Billserv in San Antonio, Texas, and by fax or hand delivery if you are an eligible director or you are employed by Billserv anywhere else, the signature page of the withdrawal letter, properly completed and signed (using the form of letter attached to the end of this document), to us at the same address or fax number as the acceptance letter. We cannot accept the withdrawal letter by e-mail. You must withdraw all tendered options; you may not withdraw only a portion of tendered options. (Section 4)

o Deadline For Elections To Participate Or To Withdraw A Previous Election; "Expiration Date". Your acceptance letter and any withdrawal letter must be received by us before 5:00 p.m., Central Time, on June 11, 2002, unless we extend the expiration date for the offer. If we extend this offer beyond that time, you may tender your eligible options or withdraw a previous election to tender eligible options by delivering the signed signature page to the acceptance or withdrawal letter, as the case may be, so long as we receive your signed signature page before the extended expiration of this offer. (Sections 3 and 4)

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related acceptance letter attached hereto. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                              QUESTIONS AND ANSWERS

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the summary of this offer to exchange, the remainder of this offer to exchange and the accompanying acceptance letter attached to the end of this document because the information in these questions and answers is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents.

1.    WHY ARE WE MAKING THE OFFER?

      Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common shares. For our stock option program to provide the intended retention and performance incentives for employees and directors, employees and directors must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees and directors may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options, we hope to restore our employees' and directors' confidence in their potential ability to realize value for their eligible options thereby encouraging our employees and directors to remain with Billserv and ultimately maximizing shareholder value.

2.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

      We are offering to exchange all eligible options granted to eligible employees and eligible directors for new options to be granted under our option plans. Eligible options are those options granted to eligible employees under our 1999 Employee Comprehensive Stock Plan and to eligible directors under our 1999 Non-Employee Director Plan that have an exercise price of $4.00 or more and are outstanding on the date options are cancelled in the offer.

3.    WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE OR AN ELIGIBLE DIRECTOR?

      An "eligible employee" is an employee of Billserv who was actively employed or on an authorized leave of absence on May 10, 2002 and is actively employed on the date the offer expires. Also, an employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

      o     receives a notice of involuntary termination from Billserv;

      o     resigns or gives notice of resignation from such employment;

      o     retires or elects to retire from such employment; or

      o enters into an agreement with Billserv with respect to such employee's resignation or retirement.

      An "eligible director" is a non-employee director of Billserv who was a director of Billserv on May 10, 2002 and a director of Billserv on the date the offer expires.

4. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE (CURRENTLY SCHEDULED TO BE JUNE 11, 2002) OF THE OFFER TO RECEIVE THE NEW OPTIONS?

      To be entitled to the new options after his or her tendered eligible options have been cancelled in the offer, an eligible employee must meet all of the following conditions:

      o he or she must be continuously and actively employed by Billserv or an authorized leave of absence from such employment from the date he or she tenders eligible options for exchange to the date of grant of the new options; and

      o he or she must be actively employed by Billserv on the new option grant date or, if he or she is on an authorized leave of absence on the new option grant date, he or she must return to such active employment before February 1, 2003; and

      o     Prior to the new option grant date, he or she must not have:

            o     received a notice of involuntary from Billserv; or

            o elected to retire or entered into an agreement with Billserv to retire.

      To be entitled to the new options after his or her tendered eligible options have been cancelled in the offer, an eligible director must be a non-employee director of Billserv from the date he or she tenders eligible options for exchange to the date of grant of the new options and must be a director of Billserv on the new option grant date.

      We will grant the new options on the later of December 12, 2002 or six months and one day following the date eligible options are cancelled, or promptly thereafter, to eligible employees who are actively employed at Billserv and to eligible directors who are Billserv directors on that grant date. (See question and answer 21 regarding the date that new options will be granted to an eligible employee who is on an authorized leave of absence on the new option grant date and who returns to active employment prior to February 1, 2003). If you do not meet all of the conditions listed above, you will not receive any new options in exchange for your tendered eligible options that have been accepted and cancelled in the exchange. You will also not receive any other consideration or payment under such circumstances for the options tendered.

5.    HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

      We will grant one new option for every eligible option cancelled in the offer. However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee or eligible director to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

6. WILL THE TERMS OF MY NEW OPTIONS BE THE SAME AS THE TERMS OF MY ELIGIBLE OPTIONS?

      The new options will be issued under the same option plan as the related eligible options cancelled in the offer and will be issued pursuant to an instrument of grant that is substantially similar to the instrument of grant pursuant to which the related eligible options cancelled in the offer were issued. The terms of the new options will be substantially the same as the terms of the related eligible options, except that:

      o Exercise Price. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of one of our common shares at closing on the date of grant of the new options (except as noted below), determined in accordance with the terms of the options plans, currently expected to be on or about December 12, 2002 for eligible employees employed at Billserv on that date and eligible directors who are non-employee directors of Billserv on that date.

      o Three Month Exercise Period after Termination of Employment. The new options will have a term of ten years from the new option grant date. However, as with the cancelled eligible options, the new options are subject to earlier termination in the event of the death of an eligible director or a termination of an eligible employee's employment. In accordance with the terms of the 1999 Employee Comprehensive Stock Plan, all of the eligible employee's new options will remain exercisable for a period of three months following a termination of employment (other than termination that is for cause or that is voluntary on the part of the employee) or possibly longer in certain circumstances such as death or disability.

      o Vesting Schedule. The new options will vest over an eighteen (18) month period beginning on the new option grant date. The first vest date will be six (6) months after the new option grant date, when one-third (33 1/3%) of each new option will become vested and exercisable. The second vest date will be six (6) months after the first vest date, also for one-third (33 1/3%) of each new option. The third and final vest date will be six (6) months after the second vest date, when the remaining one-third (33 1/3%) of each new option will vest. Each new option will have a term that expires ten years after the new option grant date.

7.    WHEN WILL THE NEW OPTIONS BE GRANTED?

      We will grant the new options on the later of December 12, 2002 or six months and one day following the date eligible options are cancelled, or promptly thereafter, to eligible employees who are actively employed at Billserv on that new option grant date and to eligible directors who are directors of Billserv on that new option grant date. See question and answer 21 regarding the date of grant of new options to eligible employees who are on an authorized leave of absence on the new option grant date and who return to active employment prior to February 1, 2003.

8.    WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

      The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price for one of our common shares at closing on the date of grant of the new options, determined in accordance with the terms of the option plans. Because the new options will be granted at least six months and one day following the date eligible options are cancelled (or later in the case of certain employees on an authorized leave of absence on that date), we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of your eligible options that are cancelled in the offer. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. See Section 7 in the offer to exchange for information concerning our stock price during the past two years.

9. IF I CHOOSE TO TENDER ELIGIBLE OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTIONS?

      Yes, you must tender all of your eligible options for exchange if you want to participate in this offer. If we were to permit partial tenders of an eligible employee's or an eligible director's eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that some or all of the new options remained outstanding. If you attempt to tender some of your eligible options but do not include all of your eligible options, your entire tender will be rejected.

      For example, if you hold eligible options to purchase 3,000 common shares at an exercise price of $11.00 per share and eligible options to purchase 2,000 common shares at an exercise price of $5.00 per share, you must tender either all or none of such eligible options; you cannot tender only those eligible options having an exercise price of $11.00 per share and retain the eligible options having an exercise price of $5.00 per share.

10.   WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED FOR
EXCHANGE?

      Tendered eligible options that are accepted for exchange will be cancelled and will become available for future grants (including the new options) under the option plan under which such eligible options were originally granted.

11.   WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

      Repricing outstanding options could require us under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price performance.

12. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

      If we were to grant the new options on a date that is sooner than at least six months and one day after the date we cancel eligible options tendered for exchange and the new options had an exercise price that was lower than the exercise price of the cancelled eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements which would reduce our reported earnings for each fiscal quarter that the new options remained outstanding. This could have a negative impact on our stock price performance.

13. WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?

      We have a limited pool of options available for grant to our employees and directors. The grant of supplemental options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to our employees and directors under the option plans. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our common shares), we have determined that it is in the best interest of Billserv and our shareholders (including our employee and director shareholders) to offer this exchange program as designed. Eligible options that are cancelled in this offer will become available for new option grants and future option grants under the option plans.

14.   WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

      If you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. However, we strongly recommend that all eligible employees and eligible directors consult with their own tax advisor to determine the tax consequences of this offer.

15. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

      Yes, subject, however, to extraordinary compensation restrictions in the IRS code. We strongly recommend that eligible employees consult with their own tax advisors with respect to this issue.

16. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE MY ELIGIBLE OPTIONS IN THIS OFFER?

      You will not be subject to current income tax if you do not elect to exchange your eligible options for new options. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

17.   WHAT ARE THE CONDITIONS TO THE OFFER?

      The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, or a third-party tender offer for our common shares or other acquisition proposal. These and various other conditions are more fully described in Section 6. Once the offer has expired and the tendered options have been accepted and cancelled in the offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the new options.

18. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO ELIGIBLE OPTIONS THAT ARE CANCELLED IN THE OFFER?

      Yes. Once we have accepted your tendered eligible options, such eligible options will be cancelled and you will no longer have any rights with respect to those eligible options.

19. WILL BILLSERV GRANT OPTIONS TO ELIGIBLE EMPLOYEES AND/OR ELIGIBLE DIRECTORS DURING THE PERIOD BETWEEN MAY 10, 2002, THE DATE THIS OFFER COMMENCES, AND THE DATE TENDERED ELIGIBLE OPTIONS ARE CANCELLED?

      No. To avoid any possible adverse accounting consequences, we intend not to grant options to eligible employees or eligible directors during the period starting on May 10, 2002 (the date the offer commences) and ending on the date tendered eligible options are cancelled.

20. WILL I BE CONSIDERED FOR ADDITIONAL OPTION GRANTS BEFORE THE GRANT DATE OF THE NEW OPTIONS? IF I HAVE ELIGIBLE OPTIONS AND DO NOT PARTICIPATE, WHEN
SHOULD I EXPECT TO RECEIVE MY NEXT OPTION GRANT?

      The focus of the option program for the remainder of 2002 is to provide eligible employees and eligible directors with an opportunity for realizing potential value with respect to their existing eligible options. At this time, it is our intention not to grant additional options for the remainder of the year to employees or directors eligible for the offer, except in extraordinary circumstances. This would apply to both employees and/or directors who choose to tender their eligible options, and those who do not. In addition, if eligible employees and/or eligible directors who tender their eligible options that are cancelled in this offer were granted options prior to the new option grant date, we may be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements. We anticipate returning to a more traditional option granting pattern after the new option grant date, currently anticipated to be December 12, 2002.

21. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?

      If you tender your eligible options and they are cancelled in the offer and you are on a leave of absence that is an "authorized leave of absence" on the new option grant date, you will be entitled to a grant of new options only if you return to active employment with Billserv before February 1, 2003. In that event, you will receive a grant of new options within sixty (60) days of the date you return to active employment. The exercise price of the new options will be equal to 100% of the market price for one of our common shares on the date the new options are granted, determined in accordance with the terms of the option plans.

22.   WHAT TYPES OF LEAVE OF ABSENCE ARE CONSIDERED "AUTHORIZED LEAVES"?

      An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by Billserv that employs you, at the end of which it is expected that you will return to active employment with Billserv. Authorized leaves include approved bereavement leave, family medical leave, personal medical leave, including short term disability and long term disability, jury duty leave, maternity and paternity leave and military leave.

23. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I RESIGN AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

      If you resign after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and cancelled eligible options.

24. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I DIE AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

      If you die after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, Billserv will attempt to restore your estate or other designated beneficiary to substantially the same position your estate or beneficiary would have been in with respect to your eligible options had you not participated in this offer, in such manner as Billserv determines is appropriate and in compliance with the securities laws.

25. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I RECEIVE A NOTICE OF INVOLUNTARY TERMINATION WITHOUT SEVERANCE AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

      If, after the expiration date of the offer and prior to the new option grant date, you receive a notice of involuntary termination without severance and your eligible options have been tendered and cancelled in the offer, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and cancelled eligible options.

26. WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE OPTION PLANS THAT ARE NOT ELIGIBLE OPTIONS?

      The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms.

27. AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF BILLSERV COMMON SHARES GOES BELOW THE EXERCISE PRICE FOR THOSE NEW
OPTIONS?

      We are making this offer only at this time and due to the unusual stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your eligible options.

      Billserv is not providing and is not in a position to provide any assurances or predictions as to the market price of our common shares at any time in the future.

28. WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I CHOOSE NOT TO TENDER OR IF THE COMPANY DOES NOT ACCEPT MY TENDERED ELIGIBLE OPTIONS FOR EXCHANGE?

      If you choose not to tender all of your eligible options for exchange or if we do not accept tendered eligible options for exchange, your eligible options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

      Remember that if you desire to tender any of your eligible options for exchange, you must tender all of your eligible options. If you do not tender all of your eligible options, your entire tender will be rejected.

29. CAN I CONTINUE TO EXERCISE MY VESTED ELIGIBLE OPTIONS BETWEEN MAY 10, 2002 AND THE DATE TENDERED ELIGIBLE OPTIONS ARE CANCELLED?

      You can exercise vested options, including vested eligible options, during this period. However, eligible options that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the offer.

30. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

      The offer expires on June 11, 2002, at 5:00 p.m., Central Time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make an announcement of the extension no later than 9:00 a.m. Central Time on the business day immediately following the previously scheduled expiration of the offer period. If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements that would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted more than six months following the date tendered eligible options are cancelled.

31.   WHAT DO I NEED TO DO TO TENDER MY ELIGIBLE OPTIONS?

      If you want to elect to participate in this offer, you need to "tender" your eligible options for exchange which means that you must deliver to us the signed signature page of the acceptance letter (using the form attached at the end of this document). For your tender of eligible options to be effective, we must receive, before 5:00 p.m., Central Time, on June 11, 2002 (or before any extended expiration date for the offer), the signature page of the acceptance letter, properly completed and signed by you. The signed signature page must be delivered to us at Billserv, Inc., Attention: Option Exchange Program, c/o Marshall Millard, 211 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232 or facsimile: 210-402-5155. If you are an eligible employee who works at Billserv in San Antonio, Texas, we will only accept delivery of the signed signature page of the acceptance letter by hand delivery; if you are an eligible director or an eligible employee who works at Billserv anywhere other than San Antonio, we will only accept delivery of the signed signature page of the acceptance letter by hand delivery or by fax. Delivery by e-mail will NOT be accepted.

      Your signed signature page must be received by us at the address or facsimile number noted above before 5:00 p.m., Central Time, on June 11, 2002 (or before any extended expiration date for the offer). You must allow for delivery time based on the method of delivery that you choose to ensure we receive your acceptance letter on time.

      If the offer is extended by us beyond June 11, 2002, we must receive your signed signature page of the acceptance letter before the extended expiration date of the offer.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly tendered eligible options promptly after the expiration of this offer.

32. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?

      You may withdraw your tendered eligible options at any time before 5:00 p.m., Central Time, on June 11, 2002. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. To withdraw tendered eligible options, we must receive the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the tendered eligible options. If you are an eligible employee who works at Billserv in San Antonio, Texas, we will only accept delivery of the signed signature page of the withdrawal letter by hand delivery; if you are an eligible director or an eligible employee who works at Billserv anywhere other than San Antonio, we will only accept delivery of the signed signature page of the withdrawal letter by hand delivery or by fax.

      Once you have withdrawn tendered eligible options, you may re-tender eligible options only by again following the delivery procedures described above in question and answer 31.

33. IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, WHAT DO I HAVE TO DO?

      Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer.

34. HOW WILL I KNOW IF BILLSERV HAS RECEIVED MY SIGNATURE PAGE ELECTING TO TENDER MY ELIGIBLE OPTIONS?

      We will confirm receipt of your acceptance letter tendering your eligible options (and any withdrawal) shortly after we receive it. Also, after the expiration date of the offer, we will advise you whether or not your tender was accepted.

35.   WHAT DOES BILLSERV AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?

      Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender eligible options.

36.   HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

      We understand that this will be an important decision for all eligible employees and directors. Tendering eligible options under the offer does carry risk as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price, including your assumptions about the stock price on the grant date of the new options (currently expected to be December 12, 2002), which will be the exercise price of the new options, and the stock price thereafter.

37.   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      For additional information or assistance, you should contact:

                                 Billserv, Inc.
                          Attn: Option Exchange Program
                             c/o Marshall N. Millard
                        211 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                             telephone: 210-402-5030
                             facsimile: 210-402-5155
                      e-mail: marshall.millard@billserv.com

                              THE OFFER TO EXCHANGE

1.    ELIGIBLE EMPLOYEES; ELIGIBLE DIRECTORS AND ELIGIBLE OPTIONS; EXPIRATION
DATE.

      Upon the terms and subject to the conditions of the offer, as described in this offer to exchange, we are offering to grant new options under the option plans in exchange for eligible options that are properly tendered by eligible employees or eligible directors in accordance with section 3 (and not validly withdrawn) before the "expiration date," as defined below, and cancelled in the offer. We will not accept partial tenders of eligible options. Therefore, if you choose to participate, you must tender all of your eligible options.

      "Eligible employees" are all employees of Billserv who were actively employed on May 10, 2002, and on the date the offer expires. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

      --    receives a notice of involuntary from Billserv;

      --    resigns or gives notice of resignation from such employment;

      --    retires or elects to retire from such employment; or

      --    enters into an agreement with Billserv with respect to such employee's resignation or retirement.

      "Eligible directors" are all non-employee directors of Billserv who were directors of Billserv on May 10, 2002, and on the date the offer expires.

      "Eligible options" are all currently outstanding options to purchase common shares that were granted under Billserv, Inc.'s 1999 Employee Comprehensive Stock Plan and Billserv, Inc.'s 1999 Non-Employee Director Plan (together, the "option plans") having an exercise price of $4.00 or more.

      If all of your eligible options are properly tendered and cancelled in the offer and you are entitled to receive new options, the number of new options you receive will equal the number of eligible options cancelled in the offer. However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee or eligible director to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant. The exercise price (also known as the grant price or subscription price) of the new options will be equal to

100% of the market price for one of our common shares on the date of grant of the new options, determined in accordance with the terms of the option plans. Because the new options will be granted at least six months and one day following the date eligible options are cancelled, or promptly thereafter, (or later in the case of certain employees on an authorized leave of absence on that date), we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the eligible options that are cancelled in the offer. We recommend that eligible employees and eligible directors obtain current market quotations for our common shares before deciding whether to tender their eligible options. See section 8 for a description of the determination of market price and for other terms of the new options.

      The term "expiration date" means 5:00 p.m., Central Time, on June 11, 2002, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.    PURPOSE OF THE OFFER.

      We granted the eligible options outstanding under the option plans for the following purposes:

   o to provide our employees and directors an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and directors and create a stronger incentive for our employees and directors to expend maximum effort for our growth and success; and

   o to encourage our employees and directors to continue their employment or service with us.

      Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common shares. We understand that, for our stock option program to provide the intended retention and performance incentives for our employees and directors, employees and directors must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees and directors may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options that will have an exercise price equal to 100% of the market price of one of our common shares on the grant date of the new options (determined under and subject to the terms of the option plans), we hope to restore our employees' and directors' confidence in their potential ability to realize value in connection with their employment or service with us thereby encouraging our employees and directors to remain with Billserv and ultimately maximizing shareholder value.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. Note that the new options may have a higher exercise price than some or all of your eligible options. You are urged to evaluate carefully all of the information in this offer and to consult your own investment and tax advisors.

      You must make your own decision whether to tender your eligible options for exchange.

3.    PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

      Proper Tender of Eligible Options.

      To validly tender your eligible options pursuant to this offer, you must, in accordance with the terms of the acceptance letter attached to the end of this document, properly complete, sign and deliver to us the signature page to the acceptance letter (using the form attached to the end of this document) or a facsimile thereof. If you are an eligible employee employed at Billserv in San Antonio, we will only accept delivery of your signature page to the acceptance letter by hand delivery. If you are an eligible director of Billserv or an eligible employee employed at Billserv anywhere else, we will only accept delivery of your signature page to the acceptance letter by hand deliver or by fax. We CANNOT accept delivery by e-mail. We must receive your completed and signed signature page at the following address or fax number: Billserv, Inc.,
Attention: Option Exchange Program, c/o Marshall Millard, 211 N. Loop 1604, Suite 100, San Antonio, Texas 78232; fax: 210-402-5155, before the expiration of the offer. You should allow sufficient time to ensure timely delivery. Your eligible options will not be considered tendered until we receive them.

      Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options that are not validly withdrawn. We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee or eligible director. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or eligible director or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

      Our Acceptance Constitutes an Agreement.

      Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 4 below and our acceptance of your tendered eligible options in accordance with Section 5 below. Our acceptance for exchange of your eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

      You may only withdraw your tendered eligible options in accordance with the provisions of this Section 4.

      You may withdraw your tendered eligible options at any time before the expiration date. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options.

      If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. In addition, unless we accept your tendered eligible options for exchange before 5:00 p.m., Central Time, on July 9, 2002, you may withdraw your tendered options at any time after July 9, 2002.

      To validly withdraw tendered eligible options, we must receive, at the address set forth in Section 3, the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, signed by you, while you still have the right to withdraw the tendered eligible options. The withdrawal letter must specify the name of the eligible employee or eligible director who tendered the eligible options to be withdrawn. Except as described in the following sentence, the withdrawal letter must be signed by the eligible employee or eligible director who tendered the eligible options to be withdrawn and whose name appears on the instrument or instruments of grant evidencing such eligible options.

      You may not rescind any withdrawal, and eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender your eligible options before the expiration date by following the procedures described in Section 3.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal letters. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date and to notify all eligible employees and eligible directors who have tendered their eligible options of our acceptance. If we cancel eligible options accepted for exchange on June 11, 2002, you will be granted new options on December 12, 2002, or promptly thereafter, subject to the conditions described below. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is at least six months and one day following the date eligible options are cancelled.

      To be entitled to the new options after an eligible employee's tendered eligible options have been cancelled in the offer, an eligible employee must meet all of the following conditions:

   o You must be continuously and actively employed by Billserv or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

   o You must be actively employed by Billserv on the new option grant date or, if you are on an authorized leave of absence on the new option grant date, you must return to such active employment before February 1, 2003; and

   o  Prior to the new option grant date, you must not have:

            o     received a notice of involuntary from Billserv; or

            o elected to retire or entered into an agreement with Billserv to retire.

      If an eligible employee does not meet all of the conditions listed above, an eligible employee will not receive any new options in exchange for his or her tendered eligible options that have been accepted and cancelled in the exchange. He or she will also not receive any other consideration or payment under such circumstances for the options tendered.

      If an eligible employee is on an authorized leave of absence on the new option grant date, he or she will be entitled to a grant of new options only if he or she returns to active employment with Billserv before February 1, 2003. In that event, he or she will receive a grant of new options within sixty (60) days of the date he or she returns to active employment.

      To be entitled to the new options after an eligible director's tendered eligible options have been cancelled in the offer, an eligible director must be a non-employee director of Billserv from the date he or she tenders eligible options for exchange to the date of grant of the new options and must be a non-employee director of Billserv on the new option grant date.

      In the event that, an eligible employee or eligible director tenders eligible options that are cancelled in the offer and after the expiration date of the offer and prior to the new option grant date, dies and, therefore, he or she is not entitled to a grant of new options, Billserv will attempt to restore his or her estate or other designated beneficiary to substantially the same position his or her estate or beneficiary would have been in with respect to your eligible options had he or she not participated in this offer, in such manner as Billserv, in its sole discretion, is appropriate and in compliance with the securities laws.

      For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to eligible employees and eligible directors of our acceptance for exchange of such eligible options. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that are not validly withdrawn. Promptly after we accept tendered eligible options for exchange, we will send each tendering eligible employee and eligible director a letter indicating the number of eligible options that we have accepted for exchange, the corresponding number of new options and the expected grant date of the new options. All eligible options accepted for exchange will be cancelled on the day of cancellation in the order of the exercise prices under such cancelled eligible options, commencing with those eligible options having the highest exercise price and continuing with eligible options having the next highest exercise price until eligible options having the lowest exercise are cancelled on the cancellation date (i.e., eligible options with an exercise price of $11 will be cancelled before eligible options with an exercise price of $5).

6.    CONDITIONS OF THE OFFER.

      We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f) (5) under the Securities Exchange Act, if at any time on or after May 10, 2002, and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange:

      (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Billserv, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the benefits that we believe we will receive from the offer;

      (b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

            (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

            (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant or issue new options for, some or all of the tendered eligible options;

            (3) materially impair the benefits that we believe we will receive from the offer;

            (4) require that we obtain shareholder approval of the offer; or

            (5) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us, or otherwise materially impair in any way the contemplated future conduct of our business;

      (c) any change, development, clarification or position taken in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options;

      (d) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

      (e) any change or changes or proposed change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is or may be material to us or materially impairs or impacts or may materially impair or impact the benefits that we believe we will receive from the offer.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS.

      Our common shares are traded on The NASDAQ National Market under the symbol "BLLS." The following table shows, for the periods indicated, the high and low closing sales price per common share as reported by The NASDAQ National Market at the times indicated:

                                                             NASDAQ
                                                     ----------------------
                                                      High            Low
                                                     -------        -------
                                                   (rounded to nearest 1/100th)

Fiscal year ended December 31, 2000
   Third Quarter                                      $9.19          $6.25
   Fourth Quarter                                     $7.75          $2.06
Fiscal year ending December 31, 2001
   First Quarter                                      $4.44          $2.16
   Second Quarter                                     $3.05          $1.88
   Third Quarter                                      $2.20          $0.73
   Fourth Quarter                                     $1.55          $0.80
Fiscal year ending December 31, 2002
   First Quarter                                      $0.25          $0.90
   Second Quarter (through May 7, 2002)               $1.20          $1.02

      As of May 7, 2002, the last reported sale price of our common shares, as reported on The NASDAQ National Market was $1.16 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      Consideration.

      We will issue new options options to purchase our common shares under the applicable option plan (the same option plan under which the related eligible options were originally granted) in exchange for eligible options properly tendered and cancelled in the offer by us, subject to the terms set forth in the offer.

      We will grant new options to those eligible employees and eligible directors who elect to participate in this offer, subject to the terms and conditions explained in the offer to exchange. We will grant one new option for every eligible option cancelled in the offer. Each option entitles the eligible employee or eligible director to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

      As of May 7, 2002, approximately 4,121,305 options were issued and outstanding. Of these options, approximately 975,425 options (representing 23.67% of all such options) were held by eligible employees and eligible directors and had an exercise price of $4.00 or more.

      If we receive and accept tenders of all eligible options, we expect to grant a total of approximately 975,425 new options, assuming all eligible employees and eligible directors who have tendered their eligible options are entitled to a grant of new options.

      General Terms of New Options.

      The new options will be issued under the same option plan under which the related eligible options were originally granted. We will issue a new instrument of grant evidencing all new options granted pursuant to this offer. The instrument of grant evidencing all new options granted under the 1999 Employee Comprehensive Stock Plan will be substantially the same as the form of instrument of grant attached as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the SEC on May 10, 2002. The instrument of grant evidencing all new options granted under the 1999 Non-Employee Director Plan will be substantially the same as the form of instrument of grant attached as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the SEC on May 10, 2002.

      The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

      Description of Option Plans and New Options

      The following description of the option plans and the new options is only a summary, and may not be complete. For complete information please refer to the copies of the option plans and the forms of new option instruments of grant that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at Billserv, Inc., Attention: Option Exchange Program, c/o Marshall Millard, 211 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232 to request copies of the option plans or the forms of the new option instruments of grants, which will be provided at our expense.

      The following description summarizes the material terms of the option plans and the new options to be granted under the option plans.

      The maximum number of our common shares available for issuance upon exercise of options granted under the 1999 Employee Comprehensive Stock Plan (the "Comprehensive Plan") is currently five (5) million. The Comprehensive Plan permits the grant of non-qualified stock options and options that qualify as "incentive stock options" under the U.S. Internal Revenue Code. Both non-qualified stock options and incentive stock options are subject to this offer with respect to eligible employees.

      Under the Comprehensive Plan, all full-time employees of Billserv are eligible for grants of options to acquire our common shares. The Comprehensive Plan and the Director Plan, described below, are administered by a committee (the "Committee") appointed by the Board of Directors to administer the plans. The Committee determines to whom grants of options to acquire our common shares are made based on such factors as the Committee may deem relevant. The Committee also determines the terms and conditions of the options, including the number of options, the effective date of grant, and the option exercise period and vesting schedule.

      The maximum number of our common shares available for issuance upon exercise of options granted under the 1999 Non-Employee Director Plan (the "Director Plan") is currently 500,000. The Director Plan only permits the grant of non-qualified stock options. Thus, only non-qualified stock options are subject to this offer with respect to eligible directors. All new options that may be granted pursuant to this offer to eligible directors will also be non-qualified options.

      Under the Director Plan, all non-employee directors of Billserv are entitled to grants of options to acquire our common shares under the terms of the Director Plan. The Director Plan is administered by the Committee, which determines the rules and regulations for carrying out the purposes of the Plan.

      An eligible employee who tenders eligible options that are cancelled pursuant to this offer will receive a grant of new options only if such eligible employee meets all of the following conditions:

   o The eligible employee is continuously and actively employed by Billserv or on an authorized leave of absence from such employment from the date he or she tenders eligible options for exchange to the date of grant of the new options; and

   o The eligible employee is actively employed by Billserv on the new option grant date or, if the eligible employee is on an authorized leave of absence on the new option grant date, the eligible employee returns to such active employment before February 1, 2003; and

   o  Prior to the new option grant date, the eligible employee must not have:

            o     received a notice of involuntary from Billserv; or

            o elected to retire or entered into an agreement with Billserv to retire.

      If an eligible employee does not meet all of the conditions listed above, such eligible employee will not receive any new options in exchange for tendered eligible options that have been cancelled in the offer. That eligible employee will also not receive any other consideration or payment under such circumstances for the options tendered.

      An eligible director who tenders eligible options that are cancelled pursuant to this offer will receive a grant of new options only if such eligible director is a non-employee director of Billserv from the date he or she tenders eligible options for exchange to the date of grant of the new options and the eligible director is a non-employee director of Billserv on the new option grant date.

      If an eligible director does not meet all of the conditions listed above, such eligible director will not receive any new options in exchange for tendered eligible options that have been cancelled in the offer. That eligible director will also not receive any other consideration or payment under such circumstances for the options tendered.

      The exercise price payable by an eligible employee or an eligible director for a common share of Billserv covered by an option is established by the Committee, but cannot be less than the par value of the shares subject to the option. In addition, the option exercise price per share with respect to Incentive Stock Options cannot be less than the fair market value of the shares subject to the option. In accordance with the terms of the option plans, the fair market value is the closing price of our common shares on the date of grant of the option as reported on The NASDAQ National Market.

      The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of a common share on the date of grant of the new options, determined under the terms of the option plans. The new options will be granted on the later of December 12, 2002, and six months and one day following the date that eligible options are cancelled, or promptly thereafter, to eligible employees actively employed at Billserv on that date and eligible directors who are non-employee directors of Billserv on that date, and, accordingly, we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of your eligible options tendered and cancelled in the offer. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options.

      Upon the exercise of an option, including the new options, the eligible employee or director pays the exercise price in a manner acceptable to the Committee.

      In general, the Committee may establish the term of options granted under the option plans and any vesting requirements applicable to options. The term of the new options granted under the option plans will commence on the effective date of grant of the new options and, subject to the applicable vesting requirements, will be exercisable during the period beginning on the effective date of grant of the new options and ending on the day before the tenth anniversary of the effective date of grant of the new options, except that the period for exercise of the new options will end on an earlier date in the event of the death of an eligible director or the termination of an eligible employee's employment. In accordance with the terms of the Comprehensive Plan, all of the eligible employee's new options will remain exercisable for a period of three months following a termination of employment (other than termination that is for cause or that is voluntary on the part of the employee) or possibly longer in certain circumstances such as death or disability.

      The vesting schedule of the new options will be as follows: The new options will vest over an eighteen (18) month period beginning on the new option grant date. The first vest date will be six (6) months after the new option grant date, when one-third (33 1/3%) of each new option will become vested and exercisable. The second vest date will be six (6) months after the first vest date, also for one-third (33 1/3%) of each new option. The third and final vest date will be six (6) months after the second vest date, when the remaining one-third (33 1/3%) of each new option will vest. Each new option will have a term that expires ten years after the new option grant date.

      In general, under the option plans, our Board of Directors may from time to time change, suspend or terminate one or both of the option plans or amend the terms of the options plans and any outstanding options under the option plans, including amendments to the option plans prior to the grant date of the new options, provided any approvals required under applicable law or stock exchange rules are obtained and, generally, no amendment, suspension or termination can be made to outstanding options that could adversely affect the existing rights of an eligible employee or eligible director without his or her consent. We do not presently anticipate that our board will make any material amendments to the option plans prior to the date of grant of the new options other than amendments that the board considers necessary or desirable to comply with local tax or regulatory requirements or in connection with the offer.

      Appropriate adjustments may be made by our Board of Directors to the number or kind of shares covered by options, both as to options granted or to be granted, including the new options, and to the exercise price per share, to give effect to adjustments to the number of our common shares or types of our securities which result from certain corporate transactions.

      This summary of the option plans and the new options is qualified in its entirety by the specific language of the option plans and applicable instruments of grant, copies of which are available upon request to our Option Exchange Program at the number or address set forth in Section 3.

      No Stockholder Rights and Employment Rights.

      Optionholders have no stockholder rights with respect to any of our common shares subject to outstanding options until such shares are purchased in accordance with the provisions of the applicable option plan and instrument of grant. Nothing in either of the option plans confers upon any optionholder any right to continued employment.

      Registration of Common Shares.

      All of our common shares issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. You will be able to sell your common shares issued upon exercise of new options free of any transfer restrictions under applicable securities laws.

      Tax Consequences.

      You should refer to sections 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options under this offer to exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer.

9.    INFORMATION CONCERNING BILLSERV.

      The address of our principal executive office is 211 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232, where the telephone number is 210-402-5000. Our Internet address on the worldwide web is http://www.billserv.com. Information contained on our website does not constitute a part of this offer to exchange. For additional information regarding Billserv, we recommend that you also review the materials that we have filed with the SEC and have listed in
Section 16.

      Except as otherwise disclosed in this offer to exchange or in our SEC filings, we presently have no plans, proposals or negotiations of a type that are required to be disclosed in this offer to exchange under applicable securities laws.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON SHARES.

      A list of our directors and senior executives is attached to this offer as Schedule A. As of May 7, 2002, such persons, as a group, beneficially owned a total of approximately 2,138,000 options, which represented approximately 52% of all options outstanding as of that date.

      During the 60 days prior to May 10, 2002, no options were granted to any of Billserv's directors or senior executives, and other than ordinary course grants of stock options to newly hired employees who are not senior executives, there have been no transactions in options to purchase our common shares or in our common shares that were effected during the past 60 days by Billserv or, to our knowledge, by any senior executive or director of Billserv.

11. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Many of our eligible employees and eligible directors hold options with exercise prices significantly higher than the current market price of our common shares. We believe it is in our best interest to offer these eligible employees and eligible directors an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees and eligible directors to immediately receive new options with an exercise price equal to our current market price, determined under the terms of the option plans. However, if we repriced existing options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options, which would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price performance.

      We believe that we can accomplish our goals of providing eligible employees and eligible directors the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequence described above because:

  o we will not grant any new options to eligible employees or eligible directors who tender their eligible options in the offer until a day that is more than six months from the date we cancel eligible options tendered for exchange;

  o the exercise price of all new options will equal the market price of our common shares on the future date we grant the new options (determined under the terms of the option plans); and

  o we will not grant any other options to an eligible employee or eligible director who tenders eligible options in the offer that are cancelled in the exchange until after the date on which we grant the new options.

      Eligible options we accept for exchange and acquire pursuant to this offer will be cancelled and will be returned to the pool of options available for future option grants under the applicable option plan. To the extent such options are not granted in connection with this offer, the options will be available for future grants to employees, directors and other eligible plan participants without further stockholder action, except as may be required by applicable law or the rules of The NASDAQ National Market or any other stock exchange on which our common shares are then quoted or listed.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options to eligible employees or eligible directors as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in Section 6.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. Federal income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer applicable to Billserv and to those eligible employees and eligible directors who are U.S. citizens or residents of the U.S. This discussion is based on the now applicable provisions of the U.S. Internal Revenue Code and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      Eligible employees and eligible directors who are U.S. citizens or residents of the U.S. who exchange eligible options for new options, as the case may be, will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. Federal income tax purposes. At the date of grant of the new options, eligible employees and eligible directors who are U.S. citizens or residents of the U.S. will not be required to recognize income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income for U.S. Federal income tax purposes.

      Upon the exercise of a new option for cash, the eligible employee or eligible director will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of (i) the fair market value of the shares purchased upon such exercise, on the date such option is exercised, over
(ii) the exercise price of the shares purchased upon such exercise.

      The tax basis of any share received upon the exercise of a new option will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share, the eligible employee or eligible director will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An eligible employee's or eligible director's holding period for Federal income tax purposes for such share will commence on the date following the date of exercise of the option.

      The employer generally will be entitled to a tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the eligible employee or eligible director as a result of the exercise of a new option or replacement option, as the case may be, in the year of recognition by the eligible employee or eligible director.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We may, from time to time, extend the period of time during which this offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving oral or written notice of the extension to eligible employees and eligible directors and making an announcement thereof. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new options are granted more than six months following the date tendered eligible options are cancelled.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to eligible employees and eligible directors and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to eligible employees and eligible directors or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to eligible employees and eligible directors in a manner reasonably designated to inform eligible employees and eligible directors of such change.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

16.   ADDITIONAL INFORMATION.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your eligible options:

      (a) Our Annual Report on Form 10-K for the year ended December 31, 2001, filed April 1, 2002; and

      (b) The description of our common shares contained in our registration statements on Form 10, filed on June 11, 1999, including all amendments or reports updating this description; and Form S-8, filed on February 23, 2000, including all amendments or reports updating this description.

      We hereby incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the expiration date of our offer. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                     500 West Madison Street
Room 1024                                  Suite 1400
Washington, D.C. 20549                     Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our common shares are listed for trading on the NASDAQ National Market under the symbol "BLLS."

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                 Billserv, Inc.
                             c/o Marshall N. Millard
              Senior Vice President, General Counsel and Secretary
                        211 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 402-5030

between the hours of 9:00 a.m. and 4:00 p.m., Central Time. As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Billserv should be read together with the information contained in the documents to which we have referred you.

17.   FORWARD LOOKING STATEMENTS.

      This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "could", "may", "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to Billserv or our management are intended to identify these forward-looking statements. These address our expected business, results of operations, future financial position, business strategy, financing plans and capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters and include statement based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets. This information and such statements are subject to important risks, uncertainties and assumptions, which are difficult to predict. The results or events predicted in these statements may differ materially from actual results or events. Factors that cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence of new product development; the impact of rapid technological and market change; the ability of Billserv to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; international growth and global economic conditions; the impact of consolidations in the industry; the uncertainties of the internet; stock market volatility; the ability of Billserv to recruit and retain qualified employees; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the impact of the credit risks of our customers; the entrance by Billserv into an increased number of supply, turn-key and outsourcing contracts that contain delivery, installation and performance provisions, which, if not met, could result in Billserv having to pay substantial penalties or liquidated damages; the impact of increased provision of customer financing and commitments by Billserv; potentially higher costs actually incurred in connection with restructuring actions compared to the estimated costs of such actions; the inherent uncertainties underlying the estimates and assumptions used in calculating asset valuations; and other risk factors listed from time to time in the reports and other documents we file with the SEC. Billserv disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

18.   Miscellaneous.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related acceptance letter. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                 Billserv, Inc.

                                   SCHEDULE A

                             INFORMATION CONCERNING
                       THE DIRECTORS AND SENIOR EXECUTIVES
                                OF BILLSERV, INC.

      The directors and senior executives of Billserv, Inc. and their positions and offices as of May 7, 2002, are set forth in the following table:

    Name                                   Position and Offices Held
    ----                                   -------------------------

Michael R. Long                            Chairman of the Board and CEO

Louis A. Hoch                              President and COO, Director

Terri A. Hunter                            Executive Vice President and CFO,
                                           Director

Tony L. Diamond                            Senior Vice President, Sales and
                                           Marketing

Marshall N. Millard                        Senior Vice President, General
                                           Counsel, and Secretary

Roger R. Hemminghaus                       Non-Employee Director

E. Scott Crist                             Non-Employee Director

Peter G. Kirby                             Non-Employee Director

Richard B. Bergman                         Non-Employee Director

In addition, the address of each director and board appointed officer is: c/o Billserv, Inc., 211 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232.

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